Exhibit 99.01

VALERO ENERGY CORPORATION
Audit Committee Pre-Approval Policy
I.    Statement of Principles

Pursuant to Section 10A of the Securities Exchange Act of 1934, as amended by Section 202 of the Sarbanes-Oxley Act of 2002 (“SOX Act”), the Audit Committee of the board of directors (the “Audit Committee”) of Valero Energy Corporation (the “Company”) is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor to assure that the provision of such services does not impair the auditor’s independence. The SEC’s rules establish two approaches for pre-approving services. The two approaches are not mutually exclusive:

•	the Audit Committee may pre-approve each particular service on a case-by-case basis (“separate pre-approval”), and

•
the Audit Committee may adopt a pre-approval policy that is detailed as to the particular types of services that may be provided by the independent auditor without consideration by the Audit Committee on a case-by-case basis (“policy-based pre-approval”).

The Audit Committee believes that a combination of these approaches will provide an effective and efficient procedure to pre-approve services performed by the independent auditor. Therefore, unless a type of service has received policy-based pre-approval (as specifically identified in the appendices to this policy), it will require separate pre-approval by the Audit Committee.

The appendices to this policy contain lists of services that have received policy-based pre-approval of this Audit Committee in the following categories (categorized in accordance with the SEC’s rules):

•	Audit Services

•	Audit-Related Services

•	Tax Services

•	All Other Services

II.    Term of Pre-Approvals

The term of the policy-based pre-approvals stated in the appendices to this policy is the period from January 1, 2015 to January 31, 2018, unless the Audit Committee specifically provides for a different period. The Audit Committee will review and pre-approve the services that may be provided by the independent auditor. The Audit Committee will revise the list of policy-based pre-approved services from time to time as the Committee deems necessary or appropriate.

III.    Delegation

In accordance with the SOX Act and SEC rules, the Audit Committee hereby delegates to its Chairman the authority to grant separate pre-approvals of services and fees in accordance with this policy. The Audit Committee may further delegate pre-approval authority from time to time to one or more of its other members in its discretion. Any committee member to whom pre-approval authority is delegated shall report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee does not delegate its responsibilities to pre-approve services to any member of the Company’s management.

IV.    Services for which Separate Pre-Approval is Required

The terms and fees for the following services of the independent auditor require separate pre-approval by the Audit Committee:

•
the annual financial statement audit, including all audits, reviews, procedures and other services required to be performed by the independent auditor to form an opinion on the Company’s consolidated financial statements, and

•
the annual audit of the Company’s internal control over financial reporting, including all services required to be performed by the independent auditor to issue its report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee will monitor these engagements as it deems appropriate, and will approve, if necessary, any changes in terms, conditions and fees resulting from changes in engagement scope, changes in the Company’s structure or other matters.

V.    Services for which Policy-Based Pre-Approval is Available

A.    Audit Services

The Audit Committee may grant policy-based pre-approval for Audit Services other than the services described in Section IV above. These Audit Services are generally services that only the Company’s independent auditor reasonably can provide, and include:

•
services associated with SEC registration statements (e.g., comfort letters, consents), periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings,

•	statutory audits or financial audits for subsidiaries or affiliates of the Company.

The Audit Committee has given policy-based pre-approval for the Audit Services listed in Appendix A. All other Audit Services must be separately pre-approved by the Audit Committee.

B.    Audit-Related Services

Audit-Related Services are assurance and related services that are reasonably related to the performance of the annual audit or quarterly review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee may grant policy-based pre-approval for Audit-Related Services. These services would include:

•	employee benefit plan audits, and

•	due diligence services related to proposed mergers and acquisitions.

The Audit Committee believes that the provision of the Audit-Related Services listed in Appendix B does not impair the independence of the auditor, and has given policy-based pre-approval for the Audit-Related Services listed in Appendix B. All other Audit-Related Services must be separately pre-approved by the Audit Committee.

C.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax Services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the U.S. Internal Revenue Code and related regulations or in the tax laws and regulations of any jurisdiction in which the Company is subject to taxation. In addition, the independent auditor may not provide any tax services to the Company that are deemed to be incompatible with auditor independence per standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has given policy-based pre-approval for the Tax Services listed in Appendix C. All other Tax Services must be separately pre-approved by the Audit Committee, including Tax Services related to large and complex transactions and Tax Services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, when such services are paid for by the Company.

D.    All Other Services

The Audit Committee may grant policy-based pre-approval for those permissible non-audit services classified as All Other Services that it believes are routine, recurring services that would not impair the independence of the auditor. The Audit Committee has given policy-based pre-approval for the All Other Services listed in Appendix D. Any permissible All Other Services that are not listed in Appendix D must be separately pre-approved by the Audit Committee.

VI.    Prohibited Services

A list of the SEC’s prohibited non-audit services is attached to this policy as Appendix E. The list sets forth the several services that the SOX Act and the SEC have specifically identified as services that may not be performed by the Company’s independent auditor. The Audit Committee will consult the SEC’s rules and relevant guidance, with the assistance of counsel when necessary or appropriate, to determine whether any proposed service by the independent auditor falls within any category of prohibited non-audit services.

In addition, the independent auditor may not provide any service or product to the Company for a contingent fee (as defined and interpreted by the SEC pursuant to Rule 2-01(c)(5) of Regulation S-X) or a commission, or pursuant to an agreement (written or otherwise) by the Company to pay a “value added” fee based on the results of the independent auditor’s performance of a service.

VII.    Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor have been established by the Audit Committee. All services that have received policy-based pre-approval are subject to the annual pre-approval fee levels set forth in the appendices to this policy. Any proposed services exceeding these amounts will require separate pre-approval by the Audit Committee or by any person to whom pre-approval authority is granted under Section III above. Unused pre-approval amounts from one year may not be carried forward to the next year.

VIII.    Procedures

Requests or applications to provide services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer (or his designee), and must be consistent with the SEC’s rules on auditor independence. In connection with the Audit Committee’s consideration of any proposed service, the independent auditor, at the Committee’s request, will provide to the Audit Committee detailed documentation regarding the specific services to be provided so that the Committee can make a well-reasoned assessment of the impact of the service on the auditor’s independence.

The Audit Committee hereby designates the Company’s Vice President of Internal Audit (the “Monitor”) to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Monitor will report to the Audit Committee on a periodic basis the results of his monitoring.

Appendix A
Pre-Approved AUDIT SERVICES

Service
assistance with and review of documents filed with the SEC including registration statements, reports on Forms 10-K and 10-Q, and other documents services associated with other documents issued in connection with securities offerings (e.g., comfort letters, consents)
assistance in responding to SEC comment letters
statutory audits (e.g., FERC and insurance audits) and financial audits for subsidiaries of the Company, to include services normally provided by the Company’s independent auditor in connection with statutory and regulatory filings certificates, letters and opinions issued to regulators, agencies and other third-parties (e.g., insurance, banking, environmental) regarding the Company’s assets and/or operations that only the Company’s independent auditors reasonably can provide consultations concerning principles of accounting and/or financial reporting treatment under standards or interpretations by the SEC, PCAOB, FASB or other regulatory or standard-setting bodies necessary to reach an audit judgment and/or opinion on the Company’s financial statements

Annual pre-approval fee limit for Audit Services (other than services pertaining to registration statements or prospectuses in connection with securities offerings) $750,000
Annual pre-approval fee limit for Audit Services pertaining to registration statements or prospectuses in connection with securities offerings $250,000 per registration statement or prospectus

Appendix B
Pre-Approved AUDIT-RELATED SERVICES

Service
due diligence services pertaining to potential business acquisitions or dispositions financial statement audits of employee benefit plans
accounting consultations and audits in connection with acquisitions consultations concerning principles of accounting and/or financial reporting treatment under standards or interpretations by the SEC, PCAOB, FASB or other regulatory or standard-setting bodies outside those consultations necessary to perform an audit or review of Valero’s financial statements in accordance with generally accepted auditing standards

Annual pre-approval fee limit for Audit-Related Services $500,000

Appendix C
Pre-Approved TAX SERVICES

Service Note: The following are subject to the terms of subsection C. of Section V. of this policy.
U.S. federal, state and local tax compliance, including the preparation of original and amended tax returns and claims for refunds
U.S. federal, state and local tax planning and advice, including assistance with tax audits and appeals (but expressly excluding advocacy or litigation services), tax advice related to mergers and acquisitions, tax advice relating to employee benefit plans, and requests for rulings or technical advice from taxing authorities review of Canadian federal and provincial income tax returns
Canadian federal and provincial tax planning and advice, including assistance with tax audits and appeals (but expressly excluding advocacy or litigation services), and advice relating to the tax effects of certain employee benefit arrangements review of federal, state, local and international income, franchise, and other tax returns

Annual pre-approval fee limit for Tax Services $250,000

Appendix D
Pre-Approved ALL OTHER SERVICES

Services
Permissible non-audit services that would not impair the independence of the auditor. Expressly excluded from this pre-approval are the prohibited non-audit services listed on Appendix E of this policy.

Annual pre-approval fee limit for All Other Services $ 150,000

Appendix E
Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

____________________

*
Provision of these non-audit services may be permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures.